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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number  333-78203-01

                        Evergreen Well Service Company
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            (Exact name of registrant as specified in its charter)

            1401 17th Street, Suite 1200, Denver, Colorado 80202
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Guarantees of obligations of Evergreen Resources, Inc.
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            (Title of each class of securities covered by this Form)

                                      N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   / /          Rule 12b-3(b)(1)(i)   / /
         Rule 12g-4(a)(1)(ii)  / /          Rule 12b-3(b)(1)(ii)  / /
         Rule 12g-4(a)(2)(i)   / /          Rule 12b-3(b)(2)(i)   / /
         Rule 12g-4(a)(2)(ii)  / /          Rule 12b-3(b)(2)(ii)  / /
                                            Rule 15d-6            /X/

    Approximate number of holders of record as of the certification or notice date: 0
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    Pursuant to the requirements of the Securities Exchange Act of 1934,
Evergreen Well Service Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 28, 2000                By:  Kevin R. Collins
                                            Vice President and
                                            Chief Financial Officer